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                                                                      Exhibit 99

NEWS RELEASE

                                                      Contact:  Leanne Kassab
                                                                Marketing Dept.
                                                                814-765-9621

                                                    FOR IMMEDIATE RELEASE

JAMES P. MOORE TO RETIRE FROM COUNTY NATIONAL BANK AFTER NEARLY HALF A CENTURY OF SERVICE, LEADERSHIP

CLEARFIELD, PENNSYLVANIA October, 2000

The Board of Directors of CNB Financial Corporation and County National Bank announce the retirement of James P. Moore, effective December 31, 2000, following 49 years of distinguished service to the organization. Mr. Moore will be succeeded in his role as President and CEO of the Corporation by William F. Falger, Executive Vice President.

"The most important and rewarding aspects of this career are the growth and development of County National Bank and CNB Financial Corporation." Mr. Moore went on to say, "In 1951, assets were $10 million; today they total $560 million; capital was $1 million, now $48 million; and staff members were 20 in number, and now over 200. Also, Trust assets have grown to $190 million. Until 1952, CNB was a single unit bank, now 20 offices serve our many customers in 6 counties, along with the Internet. Next are the many friends, associates and colleagues whom I have met over these 5 decades."

Mr. Moore's career began with County National Bank in June of 1951 as a part-time messenger. After graduation from high school, he took the position on a full-time basis. In November, 1953, Mr. Moore advanced to teller and then transferred to the loan collection department in 1955. In 1957 he transferred to the loan department; became branch office manager of the North Second Street office in 1959; was promoted to Assistant Cashier, where he served as platform officer in 1960; and advanced to Vice President in 1973, with primary responsibilities of personal and commercial lending, branch administration, public relations and advertising. In February, 1982, he was designated as manager of bank operations and Vice President, assuming the responsibilities of Chief Financial Officer. In April, 1982, he was voted to the County National Bank Board of Directors and elected Bank President and Chief Executive Officer, serving as President until 1991.

Mr. Moore was elected the first President of CNB Financial Corporation and was an organizing director of the Corporation, a bank holding company, to acquire ownership of the County National Bank in September, 1983; and, in March, 1991, he was appointed Chairman of County National Bank and was retained as President and CEO of CNB Financial Corporation.

A native of Clearfield, Mr. Moore graduated from St. Francis High School in 1953. He later attended the Stonier Graduate School of Banking at Rutgers University. During his career, Mr. Moore further expanded his banking knowledge through courses offered by the American Institute of Banking and various other bank related schools.



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Mr. Moore maintained many affiliations with banking organizations throughout the years. These include the Clearfield County Banker's Association, Independent Bankers Association of Pennsylvania and the American Institute of Banking. Chairing and serving on several committees and councils of the Pennsylvania Bankers Association, he has been a member of its Education & Training Council, its Government Relations Council and, currently, its State Lending Advisory Unit as well as past Chairman of the Lending Conference and the Agency Relations Committee. With the American Bankers Association, he has been a member of its Education Policy and Development Council and Stonier Graduate School of Banking Task Force, as well as delegate to ABA's Leadership Conference and the Alumni Council.

Mr. Moore and his wife, Audrey, met at County National Bank and have been married for 45 years; they have three children and six grandchildren. Their children are Janice Moore Boyer, who resides in Clearfield; Robert J. Moore, who resides in Erie, PA; and Laura M. Roth, who resides in Frankfurt, Germany.

Mr. Moore has upheld a CNB tradition of civic and community service. Currently, he is a member of the Penn State University DuBois Campus Advisory Board for the DuBois Educational Foundation and trustee for the St. Francis Educational Endowment Fund. He serves on the Board of Directors for the Clearfield Area Health Services Corporation, parent board of Clearfield Hospital, and has served on the Executive Committee of the Clearfield Industrial Foundation now for 20 years. As organizer, Director and Vice President of the Clearfield Educational Foundation, Mr. Moore has been instrumental in the development of Lock Haven University's Clearfield Campus. Former involvements also include Boy Scouts, Cub Scouts, Y.M.C.A., Clearfield Area Jaycees, Chamber of Commerce and Area Industrial Development, past President and 10-year member of the Clearfield Area School Board, Director of the Clearfield-Curwensville Country Club, Co-Chairperson for the Shaw Public Library Building Project and Clearfield Education Foundation fund drives. He has also been a member of the Benevolent & Protective Order of Elks, Clearfield Lodge # 540 for 33 years and the Clearfield Lions Club for 31 years.

During his retirement, Mr. Moore plans to stay associated with County National Bank and the CNB Financial Corporation as a Bank and Corporation Director. He and Audrey also intend to continue their civic involvement; travel nationally as well as internationally; and enjoy sports and hobbies.

Mr. Moore concludes, "I wish to recognize and thank so many co-workers and associates who have made this last half a century significant for me. I am proud that this Bank remains the same economic leader today as it has since its inception in 1865. CNB's dedicated management team has a bright future and will achieve all that is possible for County National's customers and CNB Financial Corporation's shareholders."

County National Bank's website is http://www.bankcnb.com.